EXHIBIT B

          AMENDED AND RESTATED PRINCIPAL SELLER SHAREHOLDER AGREEMENT

     THIS AMENDED AND RESTATED PRINCIPAL SELLER SHAREHOLDER AGREEMENT (this "Agreement") is entered into as of June 28, 2000 by and among Com21, Inc., a Delaware corporation ("Purchaser"), and Gidon Tahan, an Israeli citizen ("Shareholder").

                                    RECITALS

A. Purchaser and GADline, Ltd. (the "Company") entered into a Share Purchase Agreement, dated as of April 18, 2000, among Purchaser, Company, certain Sellers, and Ofir Zemer, as the Sellers' Representative (the "Share Purchase Agreement"), pursuant to which Purchaser will acquire Ordinary Shares of the Company held by the Sellers (the "Share Purchase").

B. By virtue of the Share Purchase, and in accordance with the Share Purchase Agreement, Shareholder will receive shares of Purchaser Common Stock (the "Founder's Shares") in exchange for the Ordinary Shares of the Company held by him immediately prior to the Share Purchase.

C. As an inducement to Purchaser to enter into the Share Purchase
Agreement, Shareholder has entered into a Principal Seller Shareholder Agreement with Purchaser (the "Original Agreement"), pursuant to which Shareholder agreed to grant Purchaser a right of repurchase with respect to certain of the Founder's Shares as set forth therein.

D. The parties hereto desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

   1. Forfeiture. If Shareholder ceases to provide full-time services to the Company or Purchaser, as the case may be, whether as a director, officer, employee or consultant, at any time prior to the date that is twenty-four (24) months after the Closing Date (a "Termination Event"), fifteen percent (15%) of the shares of Purchaser Common Stock issued to Shareholder at the Closing of the Share Purchase (equal to 59,103 shares of Purchaser Common Stock) (as adjusted for any stock split, reverse stock split or stock dividend) shall be forfeited to Purchaser without the payment of any consideration and shall be cancelled and extinguished upon the terms and conditions set forth herein (the "Forfeiture"); provided, however, that in no event shall any of the following events constitute a Termination Event: (i) any termination by the Company or Purchaser of such Shareholder's services other than for Cause (as defined below), (ii) any termination or material interruption of such Shareholder's services resulting from the death or physical or mental incapacity or disability of Shareholder and (iii) the voluntary termination by the Shareholder of such Shareholder's services for Good Reason (as defined below). For purposes of applying the Forfeiture, (x) the term "Purchaser" includes any parent or subsidiary of Purchaser, as such terms are used in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended, (y) the term "Cause" is defined as (i) any act of personal dishonesty taken by Shareholder in connection with his responsibilities as a director, officer, employee or consultant of the Company, as applicable, which is intended to result in substantial personal enrichment of Shareholder, (ii) Shareholder's conviction of, or plea of nolo contendre to, a felony which the Board of Directors of the Company or Purchaser reasonably believes has had or will have a material detrimental effect on the Company's or Purchaser's reputation or business, (iii) a willful act by Shareholder which constitutes gross misconduct and is injurious to the Company or Purchaser, and (iv) continued willful violations by Shareholder of Shareholder's obligations to the Company or Purchaser (other than obligations arising under the indemnification provisions of the Share Purchase Agreement) after there has been delivered to Shareholder a written demand for performance from the Company or Purchaser which describes the basis for the Company's or Purchaser's belief that Shareholder has not substantially performed his duties and (z) the term "Good Reason" shall mean the termination of employment by Shareholder as a result of (i) a material breach by the Company of the Founder/Executive Employment and Non-Competition Agreement entered into between the Company and Shareholder in connection with the Share Purchase Agreement, as such agreement may be amended, modified or supplemented from time to time (the "Employment Agreement"), (ii) the announcement or occurrence of any event in which Purchaser disposes of 50% or more of its interest in the business of the Company pursuant to a merger or asset or stock sale or similar transaction or group of related transactions involving the Company, (iii) any assignment to Shareholder of any duties materially inconsistent with the duties he and the Company have agreed in writing shall be associated with his position as set forth in the Employment Agreement following consummation of the transactions contemplated by the Share Purchase Agreement, (iv) the Company having made it a condition to his continued employment that the Shareholder permanently relocate from Israel or (v) a material reduction in Shareholder's compensation or benefits he and Purchaser have agreed in writing will be in effect immediately following consummation of the transactions contemplated by the Share Purchase Agreement. The Founder's Shares which are subject to the Forfeiture are referred to herein as the "Forfeiture Shares" until such shares shall become "Release Shares" (as defined below) in accordance with the terms hereof.

   2. Transfer of Forfeiture Shares. Shareholder will not directly or indirectly, (i) offer, sell, assign, transfer, encumber, pledge, contract to sell, sell any options or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of, other than by operation of law, any Forfeiture Shares; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Forfeiture Shares, whether any such transaction described in clause
(i) or (ii) above is to be settled by delivery of Forfeiture Shares, such other securities, in cash or otherwise.

   3. Release of Shares From Forfeiture. Unless a Termination Event shall have occurred prior to such date, twenty-five percent (25%) of the initial amount of Forfeiture Shares shall cease to be Forfeiture Shares and shall be released from the Forfeiture on each of the six, twelve, eighteen and twenty-four month anniversaries of the Closing Date (the "Release Shares"). All Forfeiture Shares which become Release Shares on any such anniversary date shall be transferred to Shareholder within three (3) days of such anniversary date. If a Termination Event shall have occurred, no Forfeiture Shares which have not previously become Release Shares shall become Release Shares.

   4. Escrow of Forfeiture Shares. For purposes of facilitating the enforcement of the provisions of the Forfeiture, Shareholder agrees, immediately upon receipt of the certificate(s) for Forfeiture Shares, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached hereto as Exhibit A, executed in blank by Shareholder, with respect to each such stock certificate, to the Secretary or Assistant Secretary of Purchaser, or their designee, to hold in escrow for so long as such Forfeiture Shares remain subject to the Forfeiture, with the authority to take all such actions and to effectuate all such transfers and/or releases as may be necessary or appropriate to accomplish the objectives of this Agreement in accordance with the terms hereof. Shareholder hereby acknowledges that the appointment of the Secretary or Assistant Secretary of Purchaser (or their designee) as the escrow holder hereunder with the stated authorities is a material inducement to Purchaser to make this Agreement and that such appointment is coupled with an interest and is accordingly irrevocable. Shareholder agrees that such escrow holder shall not be liable to any party hereto (or to any other party) for any actions or omissions unless such escrow holder is negligent relative thereto or failed to act in good faith . The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time.

   5. Miscellaneous.

   (a) Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Share Purchase Agreement and the related transaction documents.

   (b) Any term of this Agreement may be amended only with the written consent of all of the parties hereto.

   (c) This Agreement amends and restates the Original Agreement and supersedes and replaces such Original Agreement in its entirety, and every reference in the Share Purchase Agreement, and in every other agreement entered into in connection herewith or referred to therein, and in every certificate, opinion, document, schedule or other instrument delivered pursuant thereto, such reference shall be to this Agreement.

   (d) This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

   (e) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York. Except as otherwise set forth herein, all claims between the parties hereto regarding the subject matter of this Agreement shall be finally settled by a board of three (3) arbitrators under the rules then in effect of the American Arbitration Association. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be conducted in the English language and held in Tel
Aviv, Israel. Any arbitration award shall be based on and accompanied by findings of fact and conclusions of law and shall be conclusive as to the facts so found. Each party shall be responsible for its respective costs incurred in arbitration, except that costs and fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by the parties. For purposes of Israeli law, the provisions of this Agreement regarding arbitration shall be deemed a binding arbitration agreement in accordance with the Arbitration Law, 5728-1968. Each of the parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.








                [remainder of page intentionally left blank]







IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                               COM21, INC.


                                               By:  _________________________



                                               ______________________________
                                               SHAREHOLDER







      SIGNATURE PAGE TO AMENDED AND RESTATED PRINCIPAL SELLER SHAREHOLDER
                                   AGREEMENT



                                   EXHIBIT A

                     ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, ___________________ transfers unto Com21, Inc., a Delaware corporation ("Purchaser"), __________ (_________) shares of the Common Stock of Purchaser, represented by Certificate Number ________ herewith, and does hereby irrevocably constitute and appoint ___________________ to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

     Date:  ________________

                                     ______________________________